EXHIBIT 16.1

December 6, 2007

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Voyager Learning Company (the Company) and, under the date of August 31, 2007, we reported on the consolidated financial statements of Voyager Learning Company and subsidiaries as of and for the years ended December 31, 2005 and January 1, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. We have read the Company's statements included under Item 4.01 of its Form 8-K dated December 6, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the engagement of McGladrey & Pullen, LLP was approved by the Company, nor the Company's statement that it did not consult with McGladrey & Pullen, LLP during the fiscal years ended December 31, 2005 and January 1, 2005 or from the period from January 1, 2006 through December 3, 2007 regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered by McGladrey & Pullen, LLP on the financial statements of ProQuest Information and Learning Company; or (iii) any other matter that was the subject of a disagreement between the Company and KPMG LLP or a reportable event noted in the connection with the performance of services per Item 304(a)(2)(ii) of Regulation S-K.

Very truly yours,

KPMG LLP